Exhibit 99.1

November 15, 2010
For 7:00 am ET Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304

LOWE’S REPORTS THIRD QUARTER SALES AND EARNINGS RESULTS

-- Third Quarter Net Earnings Increased 17.4 Percent --

-- Third Quarter Diluted Earnings Per Share Increased 26.1 Percent --

MOORESVILLE, N.C.  – Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $404 million for the quarter ended October 29, 2010, a 17.4 percent increase from the same period a year ago.  Diluted earnings per share increased 26.1 percent to $0.29 from $0.23 in the third quarter of 2009.  For the nine months ended October 29, 2010, net earnings increased 9.3 percent to $1.72 billion while diluted earnings per share increased 13.1 percent to $1.21.

Included in the above reported results, the company recognized a charge related to an evaluation of the carrying value of long-lived assets, including two stores that closed on November 7, and the pipeline of potential future store sites, which reduced pre-tax earnings for the quarter by $50 million and diluted earnings per share by two cents ($0.02).

Sales for the quarter increased 1.9 percent to $11.6 billion, up from $11.4 billion in the third quarter of 2009.  For the nine months ended October 29, 2010, sales increased 3.5 percent to $38.3 billion.  Comparable store sales for the third quarter increased 0.2 percent and for the first nine months of 2010 increased 1.4 percent.

“Thanks to the dedication of our 238,000+ employees, we delivered solid results for the quarter despite the continued sluggishness of the economic recovery,” said Robert A. Niblock, Lowe’s chairman and CEO.  “Ongoing uncertainty in employment and housing continues to pressure our industry, but we are prepared to operate effectively in a slow-growth environment.  We continue to solidify plans to enhance our market share gains as macro-economic factors slowly improve.”

During the quarter, Lowe’s opened ten stores.  As of October 29, 2010, Lowe’s operated 1,734 stores in the United States, Canada and Mexico representing 195.6 million square feet of retail selling space, a 1.9 percent increase over last year.

A conference call to discuss third quarter 2010 operating results is scheduled for today (Monday, November 15) at 9:00 am ET.  The conference call will be available through a webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Third Quarter 2010 Earnings Conference Call Webcast.  A replay of the call will be archived on Lowes.com until February 22, 2011.

Lowe’s Business Outlook

Fourth Quarter 2010 (comparisons to fourth quarter 2009)
•	The company expects to open approximately 17 stores reflecting square footage growth of approximately 2 percent
•	Total sales are expected to increase 2 to 4 percent
•	The company expects comparable store sales to increase 0 to 2 percent
•	Earnings before interest and taxes as a percentage of sales (operating margin) is expected to increase approximately 80 basis points
•	Depreciation expense is expected to be approximately $400 million
•	Diluted earnings per share of $0.16 to $0.19 are expected
•	Lowe’s fourth quarter ends on January 28, 2011 with operating results to be publicly released on Wednesday, February 23, 2011

Fiscal Year 2010 (comparisons to fiscal year 2009)
•	The company expects to open approximately 42 stores in 2010 reflecting total square footage growth of approximately 2 percent
•	Total sales are expected to increase 3 to 4 percent
•	The company expects comparable store sales to increase 1 to 2 percent
•	Earnings before interest and taxes as a percentage of sales (operating margin) is expected to increase 50 to 60 basis points
•	Depreciation expense is expected to be approximately $1.60 billion
•	Diluted earnings per share of $1.37 to $1.40 are expected for the fiscal year ending January 28, 2011

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements of the company's expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, the housing market, the home improvement industry, demand for services, share repurchases and any statement of an assumption underlying any of the foregoing, constitute "forward-looking statements" under the Act.   Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to, changes in general economic conditions, such as continued high rates of unemployment, interest rate and currency fluctuations, higher fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability and increasing regulation of consumer credit and of mortgage financing, inflation or deflation of commodity prices and other factors which can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, such as the psychological effects of falling home prices, and in the level of repairs, remodeling, and additions to existing homes, as well as a general reduction in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iii) attract, train, and retain highly-qualified associates; (iv) locate, secure, and successfully develop new sites for store development particularly in major metropolitan markets; (v) respond to fluctuations in the prices and availability of services, supplies, and products; (vi) respond to the growth and impact of competition; (vii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax or environmental issues; and (viii) respond to unanticipated weather conditions that could adversely affect sales. In addition, we could experience additional impairment losses if the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values. For more information about these and other risks and uncertainties that we are exposed to, you should read the "Risk Factors" and "Critical Accounting Policies and Estimates" included in our Annual Report on Form 10-K to the United States Securities and Exchange Commission (the “SEC”) and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.

The forward-looking statements contained in this news release are based upon data available as of the date of this release or other specified date and speak only as of such date.  All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our Annual Report on Form 10-K to the SEC and the description of material changes, if any, therein included in our Quarterly Reports on Form 10-Q.  We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events, or otherwise.

With fiscal year 2009 sales of $47.2 billion, Lowe's Companies, Inc. is a FORTUNE® 50 company that serves approximately 15 million customers a week at more than 1,725 home improvement stores in the United States, Canada and Mexico. Founded in 1946 and based in Mooresville, N.C., Lowe's is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended				Nine Months Ended
	October 29, 2010		October 30, 2009		October 29, 2010		October 30, 2009
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Net sales	$11,587	100.00	$11,375	100.00	$38,335	100.00	$37,052	100.00

Cost of sales	7,526	64.95	7,485	65.80	24,909	64.98	24,143	65.16

Gross margin	4,061	35.05	3,890	34.20	13,426	35.02	12,909	34.84

Expenses:

Selling, general and administrative	2,931	25.30	2,882	25.34	9,214	24.03	8,962	24.19

Depreciation	399	3.44	403	3.54	1,194	3.12	1,212	3.27

Interest - net	80	0.69	77	0.68	246	0.64	231	0.62

Total expenses	3,410	29.43	3,362	29.56	10,654	27.79	10,405	28.08

Pre-tax earnings	651	5.62	528	4.64	2,772	7.23	2,504	6.76

Income tax provision	247	2.13	184	1.62	1,047	2.73	926	2.50

Net earnings	$404	3.49	$344	3.02	$1,725	4.50	$1,578	4.26

Weighted average common shares outstanding - basic	1,390		1,466		1,415		1,464

Basic earnings per common share (1)	$0.29		$0.23		$1.21		$1.07

Weighted average common shares outstanding - diluted	1,392		1,469		1,417		1,466

Diluted earnings per common share (1)	$0.29		$0.23		$1.21		$1.07

Cash dividends per share	$0.110		$0.090		$0.310		$0.265

Retained Earnings
Balance at beginning of period	$18,454		$18,025		$18,307		$17,049
Net earnings	404		344		1,725		1,578
Cash dividends	(154)		(133)		(440)		(391)
Share repurchases	(560)		-		(1,448)		-
Balance at end of period	$18,144		$18,236		$18,144		$18,236

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $400 million and $1,710 million for the three and nine months ended October 29, 2010, respectively, and $341 million and $1,566 million for the three and nine months ended October 30, 2009, respectively.

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		October 29, 2010	October 30, 2009	January 29, 2010
Assets

Current assets:
Cash and cash equivalents		$1,078	$1,141	$632
Short-term investments		659	509	425
Merchandise inventory - net		8,543	8,424	8,249
Deferred income taxes - net		202	144	208
Other current assets		219	213	218

Total current assets		10,701	10,431	9,732

Property, less accumulated depreciation		22,180	22,557	22,499
Long-term investments		865	864	277
Other assets		595	496	497

Total assets		$34,341	$34,348	$33,005

Liabilities and Shareholders' Equity

Current liabilities:
Current maturities of long-term debt		$36	$553	$552
Accounts payable		4,959	5,046	4,287
Accrued compensation and employee benefits		678	558	577
Deferred revenue		802	719	683
Other current liabilities		1,533	1,613	1,256

Total current liabilities		8,008	8,489	7,355

Long-term debt, excluding current maturities		5,539	4,524	4,528
Deferred income taxes - net		456	495	598
Other liabilities		1,446	1,421	1,455

Total liabilities		15,449	14,929	13,936

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
October 29, 2010	1,394
October 30, 2009	1,477
January 29, 2010	1,459	697	739	729
Capital in excess of par value		6	398	6
Retained earnings		18,144	18,236	18,307
Accumulated other comprehensive income		45	46	27

Total shareholders' equity		18,892	19,419	19,069

Total liabilities and shareholders' equity		$34,341	$34,348	$33,005

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Nine Months Ended

	October 29, 2010	October 30, 2009
Cash flows from operating activities:
Net earnings	$1,725	$1,578
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,272	1,303
Deferred income taxes	(147)	(142)
Loss on property and other assets - net	72	140
Share-based payment expense	84	78
Net changes in operating assets and liabilities:
Merchandise inventory - net	(288)	(203)
Other operating assets	(25)	(4)
Accounts payable	668	933
Other operating liabilities	472	684
Net cash provided by operating activities	3,833	4,367

Cash flows from investing activities:
Purchases of investments	(2,033)	(1,487)
Proceeds from sale/maturity of investments	1,206	777
Increase in other long-term assets	(53)	(19)
Property acquired	(1,012)	(1,414)
Proceeds from sale of property and other long-term assets	24	17
Net cash used in investing activities	(1,868)	(2,126)

Cash flows from financing activities:
Net decrease in short-term borrowings	-	(1,002)
Proceeds from issuance of long-term debt - net	991	3
Repayment of long-term debt	(542)	(27)
Proceeds from issuance of common stock under share-based payment plans	63	59
Cash dividend payments	(418)	(391)
Repurchase of common stock	(1,616)	(4)
Excess tax benefits of share-based payments	1	-
Net cash used in financing activities	(1,521)	(1,362)

Effect of exchange rate changes on cash	2	17

Net increase in cash and cash equivalents	446	896
Cash and cash equivalents, beginning of period	632	245
Cash and cash equivalents, end of period	$1,078	$1,141